Exhibit 99.2

FOR IMMEDIATE RELEASE
CONTACT:
George J. Longo	Carl Hymans
Vice President, CFO	G.S. Schwartz & Co.
(215) 345-0919	(212) 725-4500
carlh@schwartz.com

 The Quigley Corporation Announces Sale of Its Health and Wellness Segment

DOYLESTOWN, PA. – March 3, 2008 – The Quigley Corporation (Nasdaq: QGLY) today announced that on February 29, 2008 it completed the sale of it wholly owned subsidiary, Darius International Inc. (“Darius”), which markets health and wellness products through its wholly owned subsidiary, Innerlight Inc. to InnerLight Holdings, Inc., whose major shareholder is Mr. Kevin P. Brogan, the current president of Darius.

The terms of the agreement include a cash purchase price of $1 million by InnerLight Holdings, Inc. for the stock of Darius and its subsidiaries without guarantees, warranties or indemnifications. The unaudited net book value of Darius at December 31, 2007 and 2006 approximate $124,000 and $2.4 million, respectively. Darius’ net sales for 2007 and 2006 approximate $11.2 million and $15.3 million, respectively with a net loss for 2007 and 2006 approximating $600,000 and $1.2 million, respectively.

Darius is a direct selling organization that constituted the Health and Wellness segment of the Company, which was formed by The Quigley Corporation in 2000 to introduce new products to the marketplace through a network of independent distributor representatives.

Over the last few years, net sales of this wholly owned subsidiary have declined and profits have turned to losses for this Health and Wellness segment reflecting the continued reduction in the number of active independent distributor representatives, and the effects of ongoing litigation with the sponsor of its product line.

As the Company continues to review its current structure, ownership of this subsidiary, constituting the Health and Wellness segment, is no longer a benefit for the Company since losses by this segment have been a drain for the ongoing research and development costs associated with the ethical pharmaceutical segment. Also, separating this segment will help streamline the structure of the Company, which will focus on continuing operations in OTC product marketing and pharmaceutical research.

About The Quigley Corporation
The Quigley Corporation (NASDAQ: QGLY, http://www.Quigleyco.com) is a diversified natural health medical science company.   Its Cold Remedy segment is a leading marketer and manufacturer of the COLD-EEZE® family of lozenges, gums and sugar free tablets clinically proven to cut the common cold nearly in half.  COLD-EEZE customers include leading national wholesalers and distributors, as well as independent and chain food, drug and mass merchandise stores and pharmacies.   The Quigley Corporation has several wholly owned subsidiaries; Quigley Manufacturing Inc. consists of two FDA approved facilities to manufacture COLD- EEZE® lozenges as well as fulfill other contract manufacturing opportunities. Quigley Pharma Inc. (http://www.QuigleyPharma.com) conducts research in order to develop and commercialize a pipeline of patented botanical and naturally derived potential prescription drugs.

Forward-Looking Statements
Certain statements in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and involve known and unknown risk, uncertainties and other factors that may cause the Company's actual performance or achievements to be materially different from the results, performance or achievements expressed or implied by the forward-looking statement. Factors that impact such forward-looking statements include, among others, changes in worldwide general economic conditions, changes in interest rates, government regulations, and worldwide competition.